Exhibit 99.1

 SPEIZMAN INDUSTRIES ANNOUNCES
REVISED AGREEMENTS WITH LONATI AND SOUTHTRUST

For Immediate Release:

CHARLOTTE, NC, March 10, 2004–Speizman Industries, Inc. (the “Company”) (OTC Bulletin Board: SPZN.OB) announced today that Lonati, SpA, and its affiliated companies, Santoni SpA, Tecnopea Srl and SRA Srl, have each terminated their respective agreements with the Company due to breaches of these agreements by the Company.  In addition, Lonati terminated its agreement to forbear with respect to the collection of $4.3 million owed to it by the Company and accelerated payment in full of this debt.

The Company also announced that, subsequent to these events, it entered into a Distributorship and Forbearance Agreement with Lonati pursuant to which Lonati agreed to allow the Company to continue to serve as the exclusive distributor of Lonati sock-knitting machines in the United States and Canada, and agreed to forbear from enforcing any remedies with respect to the payment of the $4.3 million owed by the Company to Lonati, until May 7, 2004, subject to certain terms and conditions set forth therein.  In consideration of this agreement by Lonati, the Company paid Lonati $197,101 on March 8, 2004 and agreed to pay $196,221 on April 1, 2004 against the Company’s debt to Lonati.  An event of default under this new agreement with Lonati is the Company’s failure to enter into a new forbearance agreement with its lender, for a period at least through May 7, 2004.

The Company also announced that it is negotiating new agreements with Tecnopea Srl, Santoni SpA and SRA Srl, extending the Company’s exclusive right to distribute textile machines manufactured by these companies through May 7, 2004.

Algon Capital, LLC has been retained by the special committee of the Company’s board of directors (comprised of two independent directors) to advise it in evaluating the Company’s strategic and financial alternatives.  Algon Capital is a specialized investment banking firm that provides sophisticated financial advisory services to debtors and creditors in complex and challenging situations.

The Company also announced that SouthTrust Bank has agreed to extend the Company’s existing credit facility until May 7, 2004 to allow the Company time to consider Algon’s recommendations and review them with the Bank.  In conjunction with the extension, the Bank has indicated that the revised credit facility will be a $9,000,000 revolving line of credit (with availability subject to certain borrowing base calculations).  The Bank has indicated that it will no longer issue new letters of credit on the Company’s behalf.

Speizman Industries is a leader in the sale and distribution of specialized industrial machinery, parts and equipment.  The Company acts as exclusive distributor in the United States, Canada, and Mexico for leading Italian manufacturers of textile equipment and is a leading distributor in the United States of industrial laundry equipment representing several United States manufacturers.

For additional information on Speizman Industries, please visit the Company's web site at www.speizman.com. To receive Speizman Industries' latest news release and other corporate documents, please contact Gail Gormly at 1-704-559-5777 or email ggormly@speizman.com.